Exhibit 10.3

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (“Agreement”) is dated as of the 16th day of October, 2012, by and between Michael E. Duggan (“Mr. Duggan”) and Vanguard Health Management, Inc. (“Employer”).

RECITALS

A.    Employer employs Mr. Duggan to serve as Chief Executive Officer (“CEO”) of Detroit Medical Center (“DMC”) and pays a salary to Mr. Duggan for his services rendered to DMC (“Current Salary”).
B.    The criteria for establishing CEO compensation is based, to some degree, upon time at the DMC facility, but also includes outside legislative and public policy activities, administrative contributions, and further includes considerations such as community involvement, leadership and dedication. Compensation for CEO is comprised of salary, benefits, and certain incentive payments. In this case, they are set forth in a letter from Employer to Mr. Duggan, dated December 13, 2011 (“December 2011 Letter“).
C.    Mr. Duggan has expressed his intention to explore running for public office to serve as Mayor of Detroit and to transition his services as CEO of DMC to another officer, and Employer and Mr. Duggan will prioritize the DMC strategic initiatives and projects that Mr. Duggan will work on at DMC during the term of this Agreement.
D.    On or around September 26, 2012, Mr. Duggan announced his exploratory candidacy and will begin his campaign for Mayor shortly thereafter.
E.    Mr. Duggan has indicated that due to the demands of an exploratory campaign for Mayor, Mr. Duggan would be unable to maintain his usual full pace of completing his duties of CEO for the remainder of 2012 and for 2013. Time will be impacted for the rest of the 2012 calendar year.
F.    The Michigan Campaign Finance Act, as amended (the “Act”) prohibits a corporation, such as Employer or DMC, from making any contribution or expenditure in connection with a state or local election, such as Mr. Duggan’s campaign. See MCL 169.254. The Act provides in this context that “contribution” or “expenditure” includes a payment, gift, subscription, assessment, expenditure, contract, payment for services, dues, advance, forbearance, loan, or donation of money or anything of ascertainable monetary value, or a transfer of anything of ascertainable monetary value to a person, made for the purpose of influencing the nomination or election of a candidate for state or local office in Michigan. See MCL 169.204(1) and 169.206(1).
G.    The Act’s prohibited activity is similar to the federal law for federal candidates, and in many cases, interested parties look to federal interpretations that may have been more fully developed in terms of actual facts and examples. Accordingly, in order to avoid any impermissible contribution or expenditure under the Act, for the purposes of this Agreement only, the parties have also relied on Federal interpretations of similar language in order to avoid a violation of the Act.
H.    Federal Election Commission (the “Commission”) regulations provide that the payment of compensation for the campaign services of an employee or other person is a contribution by the employer or payer. 11 CFR 100.7(a)(3). No contribution results where the time used by the employee to engage in political activity is bona fide, although compensable, vacation time or other earned leave time. 11 CFR 100.7(a)(3)(iii). A corporation may not pay the employer’s share of the cost of fringe benefits, such as health and life insurance and retirement, when granting leave-without-pay status to any employee who wishes to participate in the political campaign of a Federal candidate. 11 CFR 114.12(c)(1); Advisory Opinions 1992-3 and 1976-70.
I.    Commission Advisory Opinion 2000-1 concluded that partially paid leave provided to an attorney running for Congress would constitute an impermissible in-kind contribution (where the attorney was providing no services to the employer). The opinion stated “[i]f the compensation is tied to a billable hour system, the Commission has concluded that a firm would be viewed as making a contribution to the attorney’s campaign to the extent it failed to reduce an attorney’s compensation for reduced work time.” Further, the Commission opined that “where the compensation is tied to other factors such as a proprietary or ownership interest, seniority of service or ability to attract clients, a failure to reduce compensation would not necessarily be viewed as a contribution to the attorney’s campaign.”
J.    Like the facts of Advisory Opinion 2000-1, Mr. Duggan contemplates being a candidate for public office. While the attorney in AO 2000-1 was an associate who had no obligations to his firm during his leave of absence; Mr. Duggan is CEO to DMC and anticipates continued engagement in DMC matters through the end of calendar year 2012, but at a reduced amount. Employer’s compensation to its DMC CEO is not rigidly tied to regular office hours, but is also based on managerial, administrative, community involvement and other contributions to DMC.
K.    Employer and Mr. Duggan agree that compliance with applicable campaign finance law is a primary concern. To that end, all necessary steps to comply with that law have been and will be taken.
NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:
1.    Recognizing the factual differences between Mr. Duggan’s situation and applicable precedent, and in an effort to comply with applicable law, Mr. Duggan’s compensation will be decreased in recognition of his projected reduction of time spent performing the duties of CEO, while also maintaining DMC’s commitment to its compensation factors for CEO duties that will be performed.

2.    In recognition of his anticipated increased involvement in campaign matters and decreased involvement in duties as CEO of DMC, the Current Salary is being reduced according to the following schedule:

(a)	From October 16, 2012 through December 31, 2012, Mr. Duggan will receive 70 percent of his Current Salary.

(b)
If Mr. Duggan has made a formal announcement that he is a candidate for Mayor of Detroit, as of the end of the day on December 31, 2012, Mr. Duggan will resign any and all positions at DMC and will not receive any Current Salary after that date. Mr. Duggan will forfeit any unvested incentive payments from DMC or Employer, but will otherwise be entitled to any severance or other benefits that he would have otherwise been entitled to based on a resignation as of December 31, 2012.

3.    Employer and Mr. Duggan agree to negotiate any necessary modifications to the Current Salary schedule set forth above based on changes to the anticipated or actual time spent performing the campaign and CEO duties.
4.    Other components of compensation and reimbursement, such as health care, dental care, holiday bonus, and expense reimbursement (phone, mileage, meals, travel, etc.) will not be specifically affected by this Agreement, but some components may likely be impacted because of the decreased work schedule. Mr. Duggan agrees to use and record vacation time as necessary for any campaign-related activity that would otherwise be performed during time periods that would have been compensated by Employer under the schedule set forth above.
5.    Employer and Mr. Duggan agree that any and all other necessary modifications to this Agreement will be made in order to comply with applicable campaign finance laws.
6.    Mr. Duggan further agrees that he will take all necessary steps to comply with the Act and to avoid the use of any DMC resources (staff, office space, phones, computers, etc.) in furtherance of his campaign for Mayor.
7.    Mr. Duggan further agrees that he will take all necessary steps to comply with the Code of Business Conduct and Ethics and Corporate Compliance Manual.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, which shall constitute an amendment to provisions within the December 2011 Letter, as applicable.

MICHAEL E. DUGGAN

By:    /s/ Michael E. Duggan                Date:     10/16/2012

VANGUARD HEALTH MANAGEMENT, INC.

By:    /s/ James H. Spalding                Date:     10/17/2012